Exhibit 99.3

Seacoast Banking Corporation of Florida

Second Quarter 2004 Financial Highlights

Revenues Continue to Grow

•

Revenues increase $480,000 from the 1st quarter

	1Q 2004	2Q 2004	Variance
Net Interest Income	$ 12,932	$ 13,324	$ 392
Noninterest Income	4,396	4,484	88
Total Revenues	$ 17,328	$ 17,808	$ 480

*

Dollars in thousands; excludes provision for loan losses; calculated on a fully taxable equivalent basis using amortized cost

Net Interest Margin Expansion Slows, but Net Interest Income Continues to Grow

	3Q 2003	4Q 2003	1Q 2004	2Q 2004
Net Interest Margin	3.44%	3.82%	3.98%	4.00%
Net Interest Income	$10,830	$12,253	$12,932	$13,324

*

Dollars in thousands; excludes provision for loan losses; calculated on a fully taxable equivalent basis using amortized cost

Investment Management Services Income

(Dollars in thousands)

•

Financial Services income annual growth rate is 18.7%

	1Q 2004	2Q 2004	Variance
Trust Income	$ 538	$ 517	$ (21)
Brokerage Income	715	671	(44)
Total Financial Services Income	$ 1,253	$ 1,188	$ (65)

	Six Months Ended June 30, 2003	Six Months Ended June 30, 2004	Variance
Trust Income	$ 1,051	$ 1,055	$ 4
Brokerage Income	1,006	1,386	380
Total Financial Services Income	$ 2,057	$ 2,441	$ 384

Mortgage Banking Originations Remain Strong

(Dollars in thousands)

	1Q 2004	2Q 2004	Variance
Residential Originations	$ 51,664	$ 71,910
Mortgage Banking Fees	$ 482	$ 472	$ (10)

Commercial Loan Originations Increase Over the 1st Quarter

(Dollars in thousands)

	1Q 2004	2Q 2004
Commercial Originations	$ 61,603	$ 85,664

Consumer Loan Originations Up Over the 1st Quarter

(Dollars in thousands)

	1Q 2004	2Q 2004
Consumer Originations	$ 17,048	$ 19,340
Booked Marine Production	$ 554	$ 1,901

Seacoast Marine Income Expands Over the 1st Quarter

(Dollars in thousands)

	1Q 2004	2Q 2004	Variance
Florida Marine Production	$ 14,533	$ 20,859
California Marine Production	$ 26,025	$ 31,489
Marine Finance Fees	$ 763	$ 994	$ 231

Loan Growth Remains Strong at a 21.2% Growth Rate Year Over Year

(Dollars in thousands)

	3Q 2003	4Q 2003	1Q 2004	2Q 2004
Loan Outstandings	$ 664,091	$ 708,792	$ 739,803	$ 789,344

Deposits Continue to Show Strong Growth at 10.5% Year Over Year

(Dollars in thousands)

	3Q 2003	4Q 2003	1Q 2004	2Q 2004
Total Deposits	$ 1,080,992	$ 1,129,642	$ 1,164,971	$ 1,188,165

Deposit Mix

	Dec. 31, 2003	June 30, 2004
Savings	46.69%	49.45%
Demand	20.63%	21.19%
Time Deposits	32.68%	29.36%
Total	100.00%	100.00%

Overhead Ratio Declines

	1Q 2003	2Q 2003	3Q 2003	4Q 2003	1Q 2004	2Q 2004
Overhead Ratio*	63.9%	65.9%	67.9%	62.9%	66.7%	65.1%

*  Excludes security gains and losses

Noninterest Expense

(Dollars in thousands)

	1Q 2003	2Q 2003	3Q 2003	4Q 2003	1Q 2004	2Q 2004
Noninterest Expense	$ 10,875	$ 10,805	$ 10,668	$ 10,115	$ 11,527	$ 11,620

ROA and ROE Expand Over the 1st Quarter

	3Q 2003	4Q 2003	1Q 2004	2Q 2004
Return on Assets	1.04%	1.14%	1.05%	1.11%
Return on Equity	13.27%	14.46%	13.31%	14.39%